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                                                            Exhibit 5



                                 September 18, 1996



Unitog Company
101 West 11th Street, 7th Floor
Kansas City, MO 64105

     Re:  Unitog Company Registration Statement on Form S-3

Gentlemen:

     In connection with the preparation and filing of a Form S-3 Registration Statement under the Securities Act of 1933, as amended, relating to the sale by certain selling stockholders of 266,590 shares of the Company's common stock, par value $.01 per share ("Common Stock"), all of which are issued and outstanding, I have examined originals or copies of corporate records, certificates of public officials and officers of the Company and other instruments relating to the authorization and issuance of such shares of Common Stock as I have deemed relevant and necessary for the opinion hereinafter expressed.

     On the basis of the foregoing, I am of the opinion that the issuance of the 266,590 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and the shares are validly issued, fully paid and nonassessable. I express no opinion regarding contractual restrictions on the shares of Common Stock held in escrow as described in the Registration Statement.

     I hereby consent to the filing of the opinion as an exhibit to said Registration Statement on Form S-3 and further consent to the use of my name wherever appearing in the Form S-3.

                                         Sincerely,


                                         /s/ Robert M. Barnes
                                         Robert M. Barnes
                                         Vice President and General Counsel

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